Exhibit 99.9

Consulting and Cooperation Agreement

This Consulting and Cooperation Agreement (hereinafter referred to as “this Agreement”) is signed by and between the following parties on March 1, 2019:

Party A: Topsheen Shipping Group Limited

Party B: Zhu Muchun

(Each party hereinafter referred to as a “Party”, and collectively referred to as the “Parties”)

Whereas, Party A is a professional company specializing in maritime transportation and ship management.

Whereas, Party B is a natural person with extensive experience in capital market operations and industrial resources.

Given Party B’s relationship resource, professional knowledge, and experience necessary for Party A’s development and transformation, the Parties, based on principles of equality, mutual benefit, and complementary advantages, have reached the following agreement after friendly consultations regarding Party A’s engagement of Party B as an investment, financing, and industrial operation consultant. The Parties mutually agree to comply with the following terms:

Article 1: Rights and Obligations of Party A

1. Rights of Party A

Pursuant to Article 2 of this Agreement, Party A has the right to request Party B to provide corresponding consulting services in investment, financing, and industrial operation.

2. Obligations of Party A

Party A shall support Party B in providing investment, financing, and industrial operation consulting services, including but not limited to:

(1) Coordinating with various departments within the company to interface with Party B;

(2) Providing relevant information as needed by Party A and reasonably requested by Party B, including but not limited to timely, true, accurate, and complete provision of documents, explanations, data, etc.;

(3) Timely payment of related service fees to Party B according to the specific project agreements. If needed by Party A, arranging Party B’s travel and covering the related expenses based on actual commercial activity situations.

Article 2: Rights and Obligations of Party B

1. Rights of Party B

Pursuant to Article 1 of this Agreement, Party B has the right to request Party A to provide support work.

2. Obligations of Party B

Party B shall provide consulting services for project investment, financing, and industrial operation according to Party As needs, including but not limited to:

(1) Selecting potential investment targets (the “Target Companies”) that align with Party A’s strategic development, connecting Party A with key Individuals in the Target Companies (including but not limited to founders and senior management, etc.), and guiding the Target Companies to provide relevant information to Party A;

(2) Connecting Party A with suitable investment resources based on the information provided by Party A, and making every effort to facilitate the conclusion of various investment and financing agreements (including but not limited to equity financing, debt financing, convertible bond financing, etc.) between Party A (or its affiliates) and the recommended investors by Party B (or its affiliates) and securing the financing;

(3) Participating in the company’s board of directors’ planning for the company’s future development, supervising the implementation of strategic plans by the company’s management, and organizing, planning, and leading the advancement of various industrial cooperation projects;

(4) Supervising and assisting the expansion of related markets and resources based on actual conditions of various external cooperation projects, combined with Party B’s own resources and experience, and providing timely, valuable suggestions to Party A;

(5) Providing various assistance and resource connections that can be offered in all aspects of the company’s development.

Article 3: Employment Period and Remuneration

1. The employment period starts on March 1, 2019, and is valid long-term.

2. If other forms of employment agreements are signed during this period, this Agreement shall automatically become void unless otherwise specified.

3. Party B’s salary is project-based, and specific remuneration will be agreed upon according to the actual situation of the projects.

4. Considering Party B’s part-time employment, the Parties agree that Party A has no obligation to arrange any social insurance and housing fund for Party B, and Party B is not entitled to any benefits provided to Party A’s employees.

5. Party A has the right to terminate this Agreement as needed, and if Party A explicitly terminates this Agreement, it shall notify Party B in writing and settle the relevant service fees (if any). If Party B proposes to resign, it shall notify Party A in writing.

Article 4: Confidentiality, Competition, and Other Provisions

1. The confidential information referred to in this Agreement means all commercial information, technical secrets, intellectual property, and other information and data obtained and known by one Party from the other Party during the performance of this Agreement.

2. Party B shall maintain confidentiality of Party A’s commercial secrets and information obtained through the materials provided by Party A, oral statements, etc., during the performance of this Agreement. Without Party A’s consent, Party B shall not disclose, inform, announce, release, publish, disseminate, transfer or otherwise make any third party aware of Party A’s commercial secrets or other confidential information.

3. Confidential information does not include the following information:

(1) Information that becomes public through legal procedures, including information disclosed to the general public by the owner of the confidential information;

(2) Information that the owner of the confidential information agrees in writing can be disclosed;

(3) Information obtained from a third party without confidentiality obligations;

(4) Information declared as non-confidential by the owner of the confidential information.

4. Without the written permission of one Party, the other Party shall not provide or disclose the confidential information to any third party, nor use the confidential Information in any form for purposes other than those agreed upon in this Agreement.

5. Party B undertakes not to engage in other work with potential competition with Party A’s existing business and future commercial plans during the employment period.

6. Disclosure and use of confidential information of other signatories to this Agreement by a Party under the following circumstances shall not be deemed a breach of confidentiality obligations:

(1) Necessary for fulfilling the obligations of this Agreement and with the consent of the other Party; or

(2) Required to be disclosed by mandatory provisions of national laws or regulatory agencies; or

(3) The owner of the confidential information agrees in writing to disclose to third parties; or

(4) The other party has already obtained the confidential information through other means before one party provided it.

(5) The termination, cancellation, rescission, or invalidation of this Agreement does not affect the validity of this confidentiality clause.

7. This Agreement is made in two copies, and shall take effect after being signed and sealed by both Parties and upon completion of payment procedures. Both copies have the same legal effect, with each Party holding one copy.

Article 5: Breach of Contract and Dispute Resolution

1. After this Agreement comes into effect, each Party shall fully perform its obligations under this Agreement. Any Party that fails to perform or fails to fully perform its obligations under this Agreement shall bear corresponding liability for breach of contract and compensate for the losses caused to the complying Party, including the complying Party’s attorney fees, notarization fees, signing fees, preservation fees, litigation fees, etc., incurred to realize its creditor’s rights.

2. This Agreement is governed by the laws of Hong Kong and interpreted in accordance with the laws of the Hong Kong Special Administrative Region. Any disputes arising from or related to this Agreement shall be resolved by the Parties through friendly negotiation. If the Parties fail to resolve such disputes through friendly negotiation within thirty days from the commencement of such negotiation, the Parties agree to submit the dispute to the Hong Kong international Arbitration Centre for resolution.

3. The arbitration award is final and binding on all Parties to this Agreement. Arbitration fees and related costs (including the Parties’ attorney fees) shall be borne by the losing Party, unless otherwise provided by the award.

(End of the main text)

(This page is for signatures)

Party A:

Date: (Seal)

Authorized Signature(s)

Party B:	/s/ Zhu Muchun

Date: (Seal)

4